Exhibit 99.2

Mr. Michael Echenberg                                 March 4, 2015

Re: Offer of Full-Time Employment
Dear Michael:
On behalf of Care.com, Inc. (the “Company”), I am pleased to offer you employment with the Company pursuant to the terms set forth below. As a part of our process, please note that this offer is contingent upon the successful outcome of a routine background check.

1)
You will be employed on a full-time basis as Executive Vice President and Chief Financial Officer. We anticipate you starting work here on or before April 27th, 2015. Notwithstanding the foregoing, you agree to attend a Care.com board dinner on April 13 as well as Care.com’s board and management team offsites on April 14-16, all of which will take place in California.

2)
Your base salary will be at the rate of $13,846.16 per bi-weekly pay period ($360,000 annualized). You will be paid in accordance with the Company’s normal payroll practices. Your salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3)
The Company will reimburse you for your travel expenses in accordance with its travel expense policy. If any such expenses are deemed taxable income to you, the Company will reimburse you for the resulting tax liability plus the amount necessary to cover the taxes associated with such reimbursement.

4)
You will be eligible to participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees of similar status from time to time (including 4 weeks’ vacation per year), provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such programs currently include a bonus program with a target bonus of 55% of your base salary.  The actual bonus payout pursuant to the bonus program may be more or less than the target payout amount and will be based on the Company’s relative achievement of certain corporate goals and/or your accomplishment of certain defined goals as well as the applicable payout scale and range, in each case as determined by the Company in its sole discretion.  Notwithstanding the foregoing, you are guaranteed a bonus payout of at least $99,000 for the 2015 fiscal year provided you are employed by the Company as of the payout date, which shall occur in Q1 of 2016. The programs made available by the Company, and the rules, terms, and conditions for participation in such programs may be changed by the Company at any time without advance notice.

5)
Subject to the approval of the Board of Directors of the Company, following the commencement of your employment you will be issued under the Company’s 2014 Equity Incentive Plan (the “Plan”) restricted stock units (“RSUs”) having an aggregate fair market value of $850,000, measured as of the date of grant. Subject to your continued employment by the Company, the RSUs shall vest over a four-year period, with 25% vesting on the first anniversary of your hire date and an additional 6.25% vesting at the end of each successive three month period following the first anniversary of your hire date until the fourth anniversary of your hire date. The RSUs shall contain acceleration of vesting

Care.com | 77 Fourth Avenue | 5th Floor | Waltham, MA | 02451

provisions for a change of control (12 months acceleration) and a termination without cause or resignation for good reason (as defined in the award agreements) following a change of control (full acceleration) and shall otherwise be upon the customary terms and conditions applicable to Company restricted stock units, including those set forth in the Plan and the related restricted stock unit agreement to be entered into between you and the Company.

6)
As a condition of your employment and the benefits set forth in this letter, we require that you sign the Company's Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement (collectively, the “Restrictive Covenant Agreements”), copies of which are enclosed with this letter.

7)	Federal immigration law requires that you provide us, within three business days of your date of hire, with documentary evidence of your identity and eligibility for employment in the United States.

8)
By signing this letter and the Restrictive Covenant Agreements, you represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party which you would in any way violate by accepting employment with the Company or performing your duties as an employee of the Company. You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

9)
Your employment with the Company is “at-will”, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. Neither this letter nor any of its terms creates an obligation on the part of the Company, either express or implied, to employ you for a specific term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer of the Company, which expressly states the intention to modify the at-will nature of your employment. You understand that the Company retains the right to immediately terminate your employment in the event the Company believes it would need to expend significant time or expense defending its right to employ you, and that in such event you will have no recourse or claims against the Company for such termination.

10)
This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Massachusetts law.

If you agree with the terms of this offer letter, please sign where indicated below and return this letter via email to me at azink@care.com or fax 781-996-3076, along with signed copies of the Restrictive Covenant Agreements, no later than 5 pm on Thursday, March 5, 2015. The offer will not be valid after

Care.com | 77 Fourth Avenue | 5th Floor | Waltham, MA | 02451

this time. We are pleased to have found you and are excited at the prospect of you joining the Care.com team!
Very truly yours,

/s/Alton D. Zink

Alton D. Zink
Senior Vice President, Human Resources

I hereby accept and agree to the terms set forth in this letter.

/s/Michael Echenberg                        March 4, 2015
Michael Echenberg                            Date

Care.com | 77 Fourth Avenue | 5th Floor | Waltham, MA | 02451